                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             DECORA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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
                             DECORA INDUSTRIES, INC.

                             -----------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held November 21, 1997

                             -----------------------

To the Stockholders of
Decora Industries, Inc.:

        The Special Meeting of Stockholders of Decora Industries, Inc., a Delaware corporation (the "Company"), has been scheduled in order to conduct the special items of business outlined below which result in part from the recent acquisition of 73.2% of the voting stock of Konrad Hornschuch AG. Neither a formal presentation regarding the recent acquisition nor a review of the Company's business and future strategies and prospects will be made at this Special Meeting; instead, such presentation will be conducted at a general annual meeting to be held in February 1998. This Special Meeting will be held at the Queensbury Hotel located at 88 Ridge Street, Glens Falls, New York on November 21, 1997, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

        (1) To vote upon a proposal to amend the Certificate of Incorporation of the Company to effect a one-for-five reverse split of the Common Stock of the Company and thus to exchange outstanding shares for new share certificates on a 1 for 5 basis; and

        (2) If Proposal 1 is adopted, to vote upon a proposal to amend the Company's Certificate of Incorporation to decrease the number of authorized shares of Common Stock from 45,000,000 to 20,000,000;

        (3) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

        The subject matter of each of the above proposals is described within the Proxy Statement.

        The Board of Directors has fixed the close of business on October 24, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

        In order to constitute a quorum for the conduct of business at the Special Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy.

        Whether or not you expect to attend the Special Meeting in person, please date, sign and mail the enclosed Proxy in the postage-paid return envelope provided as promptly as possible. The Proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                        By Order of the Board of Directors



                                        Timothy N. Burditt
                                        Secretary

Fort Edward, New York
October 24, 1997

                             DECORA INDUSTRIES, INC.
                                  1 Mill Street
                              Fort Edward, NY 12828

                             -----------------------

                                 PROXY STATEMENT
                                       for
                         SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held November 21, 1997

                             -----------------------

To Our Stockholders:

        Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's Special Meeting of Stockholders to be held on November 21, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

        We cordially invite you to attend the Special Meeting. Whether or not you plan to attend, please date, sign and return your Proxy promptly in the postage paid return envelope provided. You may revoke your Proxy at any time prior to its exercise at the meeting by notice to the Company's Secretary, and, if you attend the meeting, you may vote your shares in person. You may also revoke your Proxy by returning a duly executed Proxy bearing a later date. If no instruction is given, the proxy will be voted FOR each of the proposals described herein. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

        Only stockholders of record at the close of business on October 24, 1997, will be entitled to vote at the meeting. At the close of business on October 24, 1997, there were 36,656,890 shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. There is no right to cumulate votes as to any matter.

        An affirmative vote of a majority of all outstanding shares is required for approval of Proposals 1 and 2. Proposal 2 will only be presented if Proposal 1 is adopted. For purposes of determining whether a matter has received a majority vote either of shares present or of all outstanding shares, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have a negative effect on the vote on Proposals 1 and 2.

        The Company has been advised by its directors and officers that they intend to vote the 1,128,750 shares of Common Stock which they hold, representing 3.1% of the total shares outstanding as of the record date, in favor of the proposals presented in this Proxy Statement. See "Beneficial Ownership of Securities."

        The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                       BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth as of October 15, 1997, certain information with respect to the Common Stock of the Company which may be deemed to be beneficially owned by each stockholder who is known by the Company to own more than 5% of the outstanding Common Stock, by each director, by each executive officer and by all directors and officers as a group.

     NAME AND                                                                         PERCENT
    ADDRESS OF                      COMMON         OTHER                                OF
 BENEFICIAL OWNER(1)                STOCK        SECURITIES          TOTAL             CLASS
 -------------------                -----        ----------          -----             -----
Nathan Hevrony                     753,750         750,000(2)      1,503,750            4.0%
1 Mill Street
Fort Edward, NY  12828

Gabriel Thomas                         -0-         512,000(2)        512,000            1.4%
1 Mill Street
Fort Edward, NY  12828

Roger Grafftey-Smith               375,000         362,000(2)        737,000            2.0%
1 Mill Street
Fort Edward, NY  12828

Stephen H. Verchick                    -0-         175,000(2)        175,000             (4)
21550 Oxnard Street
Suite 300
Woodland Hills, CA  91367

Ronald A. Artzer                       -0-         150,000(2)        150,000             (4)
315 Mullins Street
Mullins, South Carolina  29574

Timothy N. Burditt                     -0-         125,000(2)        125,000             (4)
1 Mill Street
Fort Edward, NY 12828

John F. Tattersall                     -0-         100,000(2)        100,000             (4)
1 Mill Street
Fort Edward, NY 12828

Richard A. DeCoste                     -0-         175,000(2)        175,000             (4)
1 Mill Street
Fort Edward, NY 12828

Frank J. Nolfi, Jr.                    -0-             -0-               -0-             (4)
1 Mill Street
Fort Edward, NY  12828

Robert W. Johnson, IV            2,006,325(3)    1,207,353(2)(5)   3,213,678            8.5%
The Johnson Company
630 Fifth Avenue, Suite 918
New York, NY 10111

All directors and officers as
a group including the named
persons (9 persons)              1,128,750       2,349,000         3,477,750            8.9%

----------

(1) Unless otherwise indicated, each person included in the table has sole investment power and sole voting power with respect to the securities beneficially owned.

(2) The amounts shown reflect shares of common stock underlying stock options, convertible notes or warrants which are exercisable within 60 days of October 15, 1997.

(3) Mr. Johnson disclaims beneficial interest in 185,000 shares which are held by trusts for which he is a trustee.

(4) Each of these persons owns less than 1% of the outstanding common stock of the Company.

(5) Includes 882,353 shares issuable upon the conversion of a convertible promissory note (the "Johnson Notes") in the principal amount of $1,500,000 at the rate of $1.70 per share. Does not include a warrant to purchase 1,700,000 shares which can only be exercised if the Johnson
        Note is paid in full without conversion.


                        PROPOSAL 1 - REVERSE STOCK SPLIT

GENERAL

        In September 1997, the Board of Directors of the Company adopted resolutions approving, and authorizing the submission to stockholders for their approval, a proposal to amend Article Fourth of the Certificate of Incorporation of the Company to effect a one-for-five reverse stock split (the "Reverse Split") of the presently issued and outstanding shares of the Common Stock. The complete text of this proposed amendment of Article Fourth of the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement, along with the text of the related resolutions to be adopted by the stockholders. The text of the amendment is subject to change as may be required by the Delaware Secretary of State.

        The Reverse Split would be effected by amending the Certificate of Incorporation to provide that, upon the effective date of the amendment, each issued and outstanding share of the Common Stock will be automatically converted into one-fifth of a new share of Common Stock, par value $.01 per share. The rights and privileges of the holders of the Common Stock will be substantially unaffected by the Reverse Split and each stockholder's percentage ownership interest in the Company, proportional voting power and other rights will remain unchanged, except to the extent stockholders receive cash in lieu of fractional shares as described below.

        The Company presently is authorized under the Certificate of Incorporation to issue 45,000,000 shares of the Common Stock. As of October 24, 1997, 36,656,890 shares of the Common Stock were issued and outstanding. The Reverse Split will reduce the number of issued and outstanding shares of the Common Stock to approximately 7,331,378; however, the number of authorized shares will remain at 45,000,000. Following the Reverse Split, the Company would have a very large number of authorized but unissued shares outstanding; therefore, Proposal 2 sets forth a decrease in the number of authorized shares of Common Stock from 45,000,000 to 20,000,000. The Reverse Split will not affect the Company's retained deficit, and stockholders' equity will remain substantially unchanged.

REASONS FOR THE REVERSE SPLIT

        SHARE PRICE ISSUES

        The Company believes that the relatively low current market price per share of the Common Stock may impair the acceptability of the Common Stock to certain institutional investors and other members of the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it, or the Company's reputation in the financial community. In practice, this is not necessarily the case, as certain investors view low-priced stock as unattractive, although certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

        In addition, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commission, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current relatively low per share market price.

        The Company believes that the proposed Reverse Split will enhance the Company's flexibility in its future financing and capitalization needs.

        If adopted, the Reverse Split may result in some stockholders owning "odd lots" of less than 100 shares of the Common Stock received as a result of the Reverse Split. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

        NEED FOR ADDITIONAL AUTHORIZED SHARES

        The Certificate of Incorporation authorizes 45,000,000 shares of Common Stock, of which 36,656,890 shares were issued and outstanding on the record date. In addition, 15,736,234 shares were subject to outstanding options, warrants and convertible debt previously issued by the Company, including the additional 9,092,234 shares of its Common Stock to be issued pursuant to the exercise of certain warrants and the conversion of certain Preferred Stock both discussed below (subject to availability of sufficient shares of Common Stock). Including such required reserves, the Company does not have sufficient authorized shares of Common Stock. The Reverse Split would indirectly result in the authorization of a significant number of additional shares of Common Stock since its outstanding shares of Common Stock would be decreased to 7,371,578, but the authorized would remain at 45,000,000.

        On October 1, 1997, the Company purchased 73.2% of the outstanding shares (the "Shares") of Konrad Hornschuch AG ("Hornschuch"), a German company which is one of the world's leaders in the self-adhesive decorative products market with 1996 revenues of approximately $115 million. Within the next 18 months, the Company plans to complete a tender offer under German law for the remaining shares of Hornschuch, which are listed on a German Stock Exchange, for the purpose of owning all of the shares of Hornschuch (the "Hornschuch Tender Offer").

        As part of the financing for the purchase of the Shares, effective September 30, 1997, the Company entered into a loan transaction (the "Loan") and warrant agreements with Textron Master Trust ("Textron"), a pension fund of Textron, Inc., whereby Decora Manufacturing, a wholly owned subsidiary of the Company, borrowed $18 million from Textron. The warrant agreements allow Textron to purchase 2,136,534 shares of the Common Stock of the Company at a purchase price of $1.00 per share (the "Common Warrant"), a warrant (the "Preferred Warrant") to purchase 69,557 shares of its Series A Convertible Preferred Stock (the "Preferred Stock") which are convertible into a total of 6,955,700 shares of the Common Stock of the Company at a purchase price of $1.00 per share of Common Stock. The Company also issued a warrant to purchase shares of its Common Stock at a purchase price of $1.00 per share (the "Contingent Common Warrant") the exercise of which and the number of shares which may be purchased pursuant thereto are contingent upon the occurrence of a public offering of Common Stock in connection with the Hornschuch Tender Offer or the issuance of certain shares to CIGNA affiliates pursuant to an existing contractual obligation which would increase the number of outstanding shares of Common Stock of the Company. The Common Warrant, the Preferred Warrant and the Contingent Common Warrant, if it becomes exercisable, may be exercised at any time prior to September 30, 2005. The Loan documents also provide that Textron shall be entitled to nominate one member to the Company's Board of Directors.

        Currently, the Certificate of Incorporation of the Company provides that it may issue up to a maximum of 45,000,000 shares of its Common Stock. On October 24, 1997, there were 36,656,890 shares of Common Stock issued and outstanding and, prior to the Textron transaction, 6,644,000 shares were reserved for issuance upon exercise of outstanding options, warrants and conversion of convertible debt. Without the Reverse Split and accompanying increase in authorized shares, the Company would not currently have sufficient shares of its authorized but unissued Common Stock available to provide for the Contingent Common Warrant, if exercisable, and for conversion of the Preferred Stock and to provide a reserve of shares to meet its corporate purposes, including without limitation, an exchange offer or a potential public offering in connection with the Hornschuch Tender Offer, issuances to finance other acquisitions or grants of stock options to aid in retaining and attracting executive talent.

        Because the Company does not have sufficient authorized but unissued shares of its Common Stock to provide for exercise of the Contingent Common Warrant, if exercisable, and for conversion of the Preferred Stock, the terms of the Loan provide that the Company will request stockholder approval of the increase in its authorized Common Stock as soon as administratively practicable. In the event the increase in the authorized Common Stock of the Company is not approved by the stockholders, the terms of the Loan provide that the interest rate payable by the Company will increase from the existing 13% rate to 14% on December 31, 1997 and to 15% on March 31, 1998. Once stockholder approval is obtained, the interest rate returns to 13%. If stockholder approval for the increase in authorized Common Stock has not been obtained by June 1, 1998, the terms of the Loan provide that this will constitute a "Event of Default" under the Loan. If Textron were to declare the Loan to be in default, it could result in significant financial consequences to the Company, including permitting Textron to call the Loan, and an increase in the interest rate to 17%. A default under the Loan could also result in the Company being declared in default under the provisions of its other outstanding financing arrangements. In addition, if there is an Event of Default, then Textron shall be entitled to elect an additional member of the Board of Directors of the Company.

        The Company believes that, in addition to meeting the terms of the Loan, the authorization of additional shares of Common Stock will enhance the Company's flexibility for purposes of its further financing needs. At this time, the Company is unable to issue any additional shares of Common Stock.

The Company believes that having such additional shares available for issuance will enable the Company to take prompt action on such corporate opportunities as may materialize in the future, if the Board of Directors of the Company deems such issuance to be in the best interest of the Company, as well as provide continued incentives to employees through the issuance of stock options. The Board of Directors believes an increase in the authorized shares of Common Stock is essential for the future well being of the Company. However, the disadvantage of such increase is that any additional issuances of Common Stock will dilute the percentage of the Company owned by existing stockholders.

FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material anticipated Federal income tax consequences of the Reverse Split to holders of the Common Stock. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects o the possible Federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws.

        No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

        The Company believes that the Reverse Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her shares of the Common Stock solely for shares of the Common Stock (the "New Common Stock") received from the Company as a result of the Reverse Split should recognize no gain or loss for Federal income tax purposes, except for any cash received by a stockholder in lieu of a fractional share. A stockholder's aggregate tax basis in his or her shares of the New Common Stock received from the Company as a result of the Reverse Split should be the same as his or her aggregate tax basis in the shares of the Common Stock exchanged therefor. The holding period of shares of the New Common Stock received from the Company as a result of the Reverse Split should include the period during which shares of the Common Stock surrendered in exchange therefor were held, provided all such shares were held as a capital asset on the date of the exchange.

        A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to him and then immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's Common Stock allocable to the fractional shares, had they actually been issued. Such gain or loss will generally be a capital gain or loss if such stockholder's Common Stock was held as a capital asset, and any such capital gain or loss will generally be a long-term capital gain or loss to the extent such stockholder's holding period for this Common Stock exceeds twelve months.

IMPACT ON OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

        If the Reverse Split is adopted, the number of shares that may be purchased upon exercise of options, warrants or other convertible instruments pursuant to existing stock option agreements, warrant agreements or other convertible instruments and the exercise prices thereof will be adjusted appropriately pursuant to the terms of such agreements.

OTHER EFFECTS OF THE REVERSE SPLIT

        The par value of the Common Stock will remain at $.01 per share following the Reverse Split, and the number of shares of the Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased.

        If the Reverse Split is effected, the per share information and the average number of shares outstanding as presented in previously issued consolidated financial statements and other publically available information of the Company would be restated following the Effective Date to reflect the Reverse Split.

EFFECTIVE DATE

        If Proposal 1 is adopted, an amendment of the Restated Certificate of Incorporation substantially in the form of Appendix A will be filed with the Secretary of the State of Delaware as soon after the Special Meeting as is practicable and that the effective date thereof is expected to be November 22, 1997 (the "Effective Date"). Thereupon, without any further action on the part of the Company or its stockholders, each share of the issued and outstanding Common Stock will be converted into one-fifth of a share of the New Common Stock. The Board of Directors of the Company may abandon the proposed amendment of the Certificate of Incorporation of the Company to effect the Reverse Split without further action by the Company's stockholders, at any time prior to the filing of such proposed amendment and notwithstanding adoption of such proposed amendment by the Company's stockholders.

NO FRACTIONAL SHARES

        No fractional shares of the New Common Stock will be issued to any stockholder as a result of the Reverse Split. Instead, a stockholder who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, cash in an amount equal to the product of the number of shares of Common Stock which have not been reclassified into a whole share of the New Common Stock multiplied by the average closing price of the Common Stock on the five most recent business days preceding the Effective Date that the Common Stock was traded. The Company believes that the cost of purchasing such fractional shares will not be material.

EXCHANGE OF STOCK CERTIFICATES

        As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each stockholder of record on the Effective Date for use in transmitting certificates representing shares of the Common Stock to the Company's transfer agent (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of certificates representing shares of the Common Stock to the Exchange Agent in exchange for certificates representing the number of whole shares of the New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

        Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all certificates representing shares of the Common Stock, stockholders will receive a new certificate or certificates representing the number of whole shares of the New Common Stock into which their shares of the Common Stock have been reclassified as a result of the Reverse Split. Until surrendered, outstanding certificates representing shares of the Common Stock held by stockholders will be deemed for all purposes to represent the number of whole shares of the New Common Stock to which such stockholders are entitled as a result of the Reverse Split. Stockholders should not send their certificates representing shares of the Common Stock to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

        Provided certificates representing shares of the New Common Stock are issued in the same name as the certificates representing shares of the Common Stock surrendered for exchange, no service charges or transfer taxes will be payable by stockholders in connection with the exchange of certificates, all expenses of which be borne by the Company.

OTHER

        No stockholder's interest will be completely eliminated by virtue of the Reverse Split, except for those stockholders, if any, owning fewer than five shares of the Common Stock. No officer, director, associate or affiliate of the Company will derive any material benefit from the Reverse Split other than the benefits which would be enjoyed by any other person holding the same number of shares.

NO APPRAISAL RIGHTS

        There are no appraisal rights in connection with Proposal 1 provided to dissenting stockholders under the Certificate of Incorporation or the laws of the State of Delaware.

RECOMMENDATION AND VOTE REQUIRED

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE SPLIT OF THE ISSUED AND OUTSTANDING COMMON STOCK SET FORTH IN THIS PROXY STATEMENT. PROXIES SOLICITED BY THE COMPANY WILL BE VOTED FOR AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO IMPLEMENT THE REVERSE SPLIT UNLESS OTHERWISE INSTRUCTED.

        Approval of the Reverse Split will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

             PROPOSAL 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION
                       TO DECREASE AUTHORIZED COMMON STOCK

        Assuming approval of the Reverse Split set forth in Proposal 1, which would result in a total of 7,371,578 shares of Common Stock issued and outstanding and a total of 3,147,247 shares of Common Stock reserved, in September 1997, the Company's Board of Directors unanimously approved a resolution to amend the Company's Certificate of Incorporation to decrease the number of authorized shares of the Company's Common Stock from 45,000,000 to 20,000,000. If Proposal 1 is not approved, Proposal 2 will not be presented for voting. The complete text of this proposed amendment of Article Fourth of the Certificate of Incorporation is set forth in Appendix B to this Proxy Statement, along with the text of the related resolutions to be adopted by the stockholders. The text of the amendment is subject to change as may be required by the Delaware Secretary of State.

        Proposal 2 was adopted by the Board of Directors because although the Reverse Split appropriately provides the Company with excess authorized but unissued Common Stock to use for various corporate purposes, including an exchange offer or public offering in connection with the Hornschuch Tender Offer as well as other acquisition financings and stock option grants, the Board of Directors after considering the Company's outstanding shares and reserves believes that 20,000,000 shares of authorized Common Stock is sufficient. Therefore, Proposal 2 authorizes the decrease of the Company's authorized Common Stock to meet the Company's needs from 45,000,000 to 20,000,000.

        If Proposal 2 is approved, after appropriately reserving 3,147,247 post Reverse Split shares for outstanding options, warrants and convertible debt, the Company would be authorized to issue up to approximately 9,521,375 shares of the 20,000,000 authorized shares of Common Stock, ($.01) par value, without further stockholder approval. Although the ability of the Board of Directors to issue additional shares of Common Stock without further stockholder approval could have the effect of discouraging takeover attempts, this proposal is not intended as an anti-takeover device, and no anti-takeover measures presently are being contemplated by the Board of Directors. In addition, management is not aware of any specific effort to accumulate the Company's Common Stock or to obtain control of the Company.

EFFECTIVE DATE

        If Proposal 2 is adopted, an amendment of the Restated Certificate of Incorporation substantially in the form of Appendix B will be filed with the Secretary of the State of Delaware. If Proposal 2 is adopted, it is currently expected that such filing will take place as soon after the Special Meeting as is practicable and that the effective date thereof will be November 22, 1997 (the "Effective Date"). The Board of Directors of the Company may abandon the proposed amendment of the Certificate of Incorporation of the Company to effect the increase in authorized Common Stock without further action by the Company's stockholders, at any time prior to the filing of such proposed amendment and notwithstanding adoption of such proposed amendment by the Company's stockholders.

RECOMMENDATION AND VOTE REQUIRED

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED COMMON STOCK. PROXIES SOLICITED BY THE COMPANY WILL BE VOTED FOR AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED COMMON STOCK UNLESS OTHERWISE INSTRUCTED.

        Approval of the decrease in the authorized Common Stock will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting.


                                  OTHER MATTERS

        The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matter shall properly come before the Special Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.


                              STOCKHOLDER PROPOSALS

        Any stockholder who wishes to present resolutions to be included in the proxy statement for the Company's next Annual Meeting (for the fiscal year ending March 31, 1998) must file such resolutions with the Company not later than May 23, 1998.


Fort Edward, New York                   By Order of the Board of Directors
October 24, 1997

                                                                      APPENDIX A


        RESOLVED, that the Certificate of Incorporation of Decora Industries, Inc., (the "Corporation") be amended by means of a Certificate of Amendment substantially in the form set forth below:


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DECORA INDUSTRIES, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

        Decora Industries, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST: The name of the Corporation is Decora Industries, Inc.

        SECOND: The Certificate of Incorporation of the Corporation is hereby amended to effect a one-for-five reverse split of the Common Stock by adding a new paragraph C to Article FOURTH to read as follows:

        "C. Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Common Stock issued and outstanding immediately prior to the Effective Date and each such share held in the corporation's treasury (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fifth (1/5) of a share of the Common Stock, par value $.01 per share (the "Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of the Old Common Stock (the "Old Common Certificates," whether one or more) shall be entitled to receive upon surrender of the Old Common Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates representing the number of whole shares of the Common Stock (the "Common Certificates") into which and for which the shares of the Old Common Stock formerly represented by the Old Common Certificates so surrendered are reclassified under the terms hereof. No certificate or scrip representing fractional share interests in the Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any rights of a stockholder of the Corporation. A holder of the Old Common

        Certificates shall receive, in lieu of any fraction of a share of the Common Stock to which the holder otherwise would be entitled, a cash payment equal to the product of the number of shares of the Old Common Stock which have not been reclassified into a whole share of the Common Stock multiplied by the average closing price of the Old Common Stock on the NASDAQ Small Cap Market on the five most recent business days preceding the Effective Date that the Old Common Stock was traded. If more than one Old Common Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of the Common Stock for which Common Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Common Certificates so surrendered.

               In the event that the Corporation's Transfer Agent determines that a holder of the Old Common Certificates has not tendered all of his or her certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange so that payment for fractional shares to such holder shall not exceed the value of one (1) whole share of the Common Stock as a result of the rounding up of fractional shares. If any Common Certificate is to be issued in a name other than that in which the Old Common Certificates surrendered for exchange are issued, the Old Common Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Common Certificates surrendered, or provide funds for their purchase or establish to the satisfaction of the Transfer Agent that such taxes are not payable."

        THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of _________, 1997.

        FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, Decora Industries, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Chief Executive Officer and attested by its Secretary this ___ day of _____________, 1997.


                                        DECORA INDUSTRIES, INC.



                                        By __________________________________
                                           Nathan Hevrony
                                           Chief Executive Officer

ATTEST:

-----------------------------------
Timothy N. Burditt
Secretary


and be it further

        RESOLVED, that at any time prior to the filing of the foregoing Certificate of Amendment of Certificate of Incorporation of the Corporation, notwithstanding authorization of such proposed Certificate of Amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed Certificate of Amendment without further action by the stockholders.

                                                                      APPENDIX B


        RESOLVED, that the Certificate of Incorporation of Decora Industries, Inc., (the "Corporation") be amended by means of a Certificate of Amendment substantially in the form set forth below:


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DECORA INDUSTRIES, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

        Decora Industries, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

        FIRST: The name of the Corporation is Decora Industries, Inc.

        SECOND: The Certificate of Incorporation of the Corporation is hereby amended to decrease the number of authorized shares of the Common Stock of the Corporation from 45,000,000 shares to 20,000,000 shares by amending subsection A of Article FOURTH of the Certificate of Incorporation so that, as amended, subsection A of said Article shall be and read as follows:

        "FOURTH:

        A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is twenty five million (25,000,000), consisting of:

        (1) Twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

        (2) Five million (5,000,000 shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

        THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of ____________, 1997.

        FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, Decora Industries, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Chief Executive Officerand attested by its Secretary this ___ day of _____________, 1997.


                                        DECORA INDUSTRIES, INC.



                                        By __________________________________
                                           Nathan Hevrony
                                           Chief Executive Officer


ATTEST:

-----------------------------------
Timothy N. Burditt
Secretary


and be it further

        RESOLVED, that at any time prior to the filing of the foregoing Certificate of Amendment of Certificate of Incorporation of the Corporation, notwithstanding authorization of such proposed Certificate of Amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed Certificate of Amendment without further action by the stockholders.

                                                                 [Form of Proxy]

                             DECORA INDUSTRIES, INC.
                   1 MILL STREET, FORT EDWARD, NEW YORK 12828

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, as owner of shares of Common Stock of Decora Industries, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement and the notice of the stockholders meeting to be held on November 21, 1997, at 9:00 a.m. local time, at the Queensbury Hotel, located at 88 Ridge Street, Glens Falls, New York and hereby further revokes all previous proxies and appoints Nathan Hevrony and Timothy N. Burditt, or either of them, as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the proposal to amend the Certificate of Incorporation of the Company to effect a one-for-five reverse split of the Common Stock.

(2) If Proposal 1 is adopted, for the proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of authorized Common Stock from 45,000,000 to 20,000,000.

(3) In their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


                                        Dated: ___________________________, 1997


                                        ________________________________________


                                        ________________________________________

                                        (Sign exactly as your name appears on
                                        your share certificate.) When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.